                                                                      EXHIBIT 99

                     APPLIED INDUSTRIAL TECHNOLOGIES REPORTS
                       64% INCREASE IN EARNINGS PER SHARE
                     ON IMPROVED SALES FOR ITS THIRD QUARTER

CLEVELAND, OH (April 16, 2003) - Applied Industrial Technologies (NYSE: AIT) today reported financial results for its fiscal 2003 third quarter, which ended March 31, 2003. Sales were within the range of previously provided guidance while earnings exceeded the upper end of the guidance range.

Net sales for the quarter were $368,203,000, up 1.8% compared with $361,542,000 in the same period a year ago. Net income for the quarter increased 62% to $4,383,000 from $2,707,000 last year. Earnings per share increased by 64% to $0.23 from $0.14 per share in the third quarter of fiscal 2002.

For the nine months ended March 31, 2003, sales increased 1.4% to $1,091,929,000 from $1,077,082,000 in the same period last year. Net income was $12,148,000 or $0.63 per share versus a loss of $(1,586,000) or $(0.09) per share last year. The prior year's nine-month earnings included the effect of a non-cash charge of $12,100,000 after tax, or $0.63 per share, for impaired goodwill (resulting from the initial application of SFAS 142) associated with the company's fluid power business.

Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, "While sales growth continues to be restrained in a weak economy, we are seeing positive results in our efforts to improve profit margins. Gross profit margin for the third quarter was 26.5%, an improvement of about 90 basis points over our second quarter result. Our gross profit improvement was driven by a broad range of management actions that included enhanced supply chain management resulting in improved vendor rebates, improved recovery of freight costs and a more favorable mix of sales.

"It is particularly meaningful to note that our efforts in inventory management have allowed us to make significant gains in recent quarters in on-time performance while reducing our average inventory levels. Good asset management continues to be a key focus as we move through uncertain economic times. Our costs remain well controlled, although we did record non-operating charges of approximately $1.7 million during the quarter related to a provision for losses and loan guarantees of an affiliated company.

"Our cash flow and balance sheet remain strong. Accounts receivable and long-term debt have shown year-to-year improvement. Our current ratio at March 31, 2003 was 2.9 to 1. Our ratio of debt to equity (net of cash) was 0.18 to 1.

"The industrial economy remains weak across the board, with no significant rebound expected during the final quarter of our 2003 fiscal year. In fact, recent economic indicators are very disappointing for the short term.

"Looking ahead, we are maintaining sales guidance for our fiscal fourth quarter of $365 million to $375 million. However, given our efforts in margin improvement, we are raising our earnings forecast for the quarter to a range of $0.25 to $0.30, and for the full fiscal year ended June 30, 2003, we expect earnings per share to be within the range of $0.88 to $0.93."

For the nine months ended March 31, 2003, the company repurchased 577,000 shares of its common stock for $9.9 million. At March 31, board authorization was in place to repurchase up to 338,000 additional shares.

Applied will host its third quarter conference call at 4 p.m. today (Wednesday, April 16). To join in the call, dial 1-800-946-0782 and passcode 376483. The call will be conducted by Chairman and CEO David L. Pugh, President and COO Bill
L. Purser, and CFO John R. Whitten. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available at 1-888-203-1112 from 7 p.m. on April 16 through 12 midnight on April 30.

With more than 450 facilities and 4,400 employees across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2002, the company posted sales of $1.45 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "believe," "guidance," "forecast," "see" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the success of our various marketing and operational strategies, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

                       (A financial summary is attached.)

For more information, contact John R. Whitten, Vice President-Chief Financial Officer and Treasurer, at 216/426-4245.

                                       ##

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                   -------------------------------------------
                                   (Unaudited)
                       (Thousands, except per share data)

                                                                     Three Months Ended                Nine Months Ended
                                                                          March 31                          March 31
                                                             -----------------------------------------------------------------
                                                                     2003           2002               2003              2002
                                                             -----------------------------------------------------------------
NET SALES                                                        $368,203       $361,542         $1,091,929        $1,077,082
Cost of sales                                                     270,471        269,672            813,104           805,768
------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                       97,732         91,870            278,825           271,314
Selling, distribution and administrative                           87,578         86,037            253,507           249,337
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                   10,154          5,833             25,318            21,977
Interest expense, net                                               1,295          1,378              3,898             5,025
Other                                                               1,966             58              2,292              (142)
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                          6,893          4,397             19,128            17,094
INCOME TAXES                                                        2,510          1,690              6,980             6,580
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING             4,383          2,707             12,148            10,514
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING                                                                             (12,100)
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                $  4,383       $  2,707         $   12,148        $   (1,586)
==============================================================================================================================
NET INCOME (LOSS) PER SHARE - BASIC
Before cumulative effect of change in accounting                 $   0.23       $   0.14         $     0.64        $     0.55
Cumulative effect of change in accounting                                                                               (0.63)
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - BASIC                              $   0.23       $   0.14         $     0.64        $    (0.08)
==============================================================================================================================
NET INCOME (LOSS) PER SHARE - DILUTED
Before cumulative effect of change in accounting                 $   0.23       $   0.14         $     0.63        $     0.54
Cumulative effect of change in accounting                                                                               (0.63)
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - DILUTED                            $   0.23       $   0.14         $     0.63        $    (0.09)
==============================================================================================================================
AVERAGE SHARES OUTSTANDING - BASIC                                 18,833         18,960             18,935            19,096
==============================================================================================================================
AVERAGE SHARES OUTSTANDING - DILUTED                               19,090         19,263             19,222            19,425
==============================================================================================================================

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                              (Amount in Thousands)

-------------------------------------------------------------------------------------------------------------------
                                                                                    March 31,            June 30,
                                                                                       2003                2002
-------------------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)
ASSETS
  Cash                                                                        $      23,925              $  23,060
  Accounts receivable, less allowances of $6,200 and $5,600                         178,689                180,904
  Inventories                                                                       171,463                166,083
  Other current assets                                                               10,374                 11,011
-------------------------------------------------------------------------------------------------------------------
       Total current assets                                                         384,451                381,058
  Property - net                                                                     79,136                 83,095
  Goodwill                                                                           50,587                 46,410
  Other assets                                                                       21,954                 24,003
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  $     536,128              $ 534,566
===================================================================================================================

LIABILITIES
  Accounts payable                                                            $      79,560              $  76,316
  Other current liabilities                                                          51,611                 54,098
-------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                    131,171                130,414
  Long-term debt                                                                     78,756                 83,478
  Other liabilities                                                                  26,262                 22,527
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                   236,189                236,419
-------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                                299,939                298,147
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $     536,128              $ 534,566
===================================================================================================================

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                 -----------------------------------------------
                                   (Unaudited)
                              (Amount in Thousands)

                                                       Nine Months Ended March 31
                                                       --------------------------
                                                            2003           2002
---------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATIONS:
  Net income (loss)                                     $ 12,148       $ (1,586)
  Items not requiring cash:
    Cumulative effect of accounting change                               12,100
    Depreciation and amortization                         11,371         13,452
    Other                                                  2,295          2,154
  Gain on sale of property                                (2,702)          (466)
  Cash effect of changes in working capital                7,765         21,077
---------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATIONS                             30,877         46,731
---------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Property purchases                                      (9,348)        (7,703)
  Proceeds from property sales                             5,947          1,829
  Net cash paid for acquisition of business              (10,255)        (2,574)
  Deposits and other                                       1,579            360
---------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                        (12,077)        (8,088)
---------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Borrowings and repayments of notes payable - net                       (5,055)
  Repayment of long-term debt                             (5,714)        (5,714)
  Proceeds from termination of interest rate swap          2,517          2,038
  Purchase of common stock for treasury                   (9,872)       (13,738)
  Cash dividends paid                                     (6,877)        (6,966)
  Other                                                    2,011          1,524
---------------------------------------------------------------------------------
CASH USED IN FINANCING ACTIVITIES                        (17,935)       (27,911)
---------------------------------------------------------------------------------
INCREASE IN CASH                                        $    865       $ 10,732
=================================================================================

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based upon physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2) During July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets." Effective July 1, 2001, the Company adopted this standard. Under SFAS 142, goodwill is no longer being amortized, but is tested for impairment upon adoption and annually thereafter. The Company's other intangible assets relate to non-competition agreements and continue to be amortized over the lives of the agreements which primarily are five years. Upon adoption of SFAS 142, a non-cash charge totaling $17,600, $12,100 after tax, has been recorded as a change in accounting principle effective July 1, 2001 to write-off the remaining goodwill relating to the fluid power business. The Company has established January 1 as its annual impairment testing date. The test resulted in no impairment of goodwill required to be recorded at this time.